EXHIBIT 99.1

V I R A G E N
 Biotechnology for life

Viragen Appoints Carl N. Singer Chairman
and Robert C. Salisbury Chief Executive Officer

PLANTATION, FLORIDA – JANUARY 30, 2003 – Viragen, Inc. (AMEX: “VRA”) today announced that two members of its Board of Directors were named to the Company’s top management positions. Effective immediately, Mr. Carl N. Singer will succeed Gerald Smith as Chairman of the Board of Directors and Mr. Robert C. Salisbury will succeed Mr. Smith as President and Chief Executive Officer. Mr. Smith will continue to serve on Viragen’s Board of Directors.

“Mr. Salisbury is a proven executive in the pharmaceutical field,” said Mr. Singer. “He has the Board’s full confidence in guiding the Company through its next stages of development. Bob and I share a common commitment to translate Viragen’s valuable drugs and technologies into meaningful long-term commercial opportunties.”

Mr. Salisbury stated, “These are challenging times for the biotechnology industry, and the Board of Directors is determined to strengthen the Company and enhance shareholder value. Our initiatives will include, but are not limited to, securing more beneficial financing agreements, forging key partnerships and focusing resources on our highest priority programs.”

Mr. Robert Salisbury has served as a Director of Viragen since 1998. His career includes 24 years of service atThe Upjohn Company and Pharmacia and Upjohn, where he served in a number of managerial positions including Executive Vice President and Chief Financial Officer.

Mr. Singer was elected to Viragen’s Board of Directors in 1997. He has served Viragen in a number of roles including Chairman Emeritus, Chairman of the Executive Committee and as a Member of the Compensation Committee. Mr. Singer brings extensive business experience and accomplishment to Viragen having formerly led some of America’s respected international companies. He has served on the Board of Directors of 31 companies including leading managerial roles as Director, President and CEO ofSealy, Inc., Scripto, Inc. and the B.V.D. Company.

Mr. Singer added, “Gerald Smith has played an important role in the building of Viragen’s programs and management team during his tenure as Chairman and CEO. As a continuing member of our Board, Gerry’s contributions will assure a smooth transition as we all support our new leadership’s commitment to build upon those achievements.”

As part of the managerial realignment, the Company also announced that Fraser J. Leslie has replaced Peter F. Cooper as Director of Regulatory Affairs.

Viragen, Inc.
 865 SW 78th Avenue, Suite 100, Plantation, Florida 33324 Telephone: (954) 233-8746 Fax: (954) 233-1414

About Viragen, Inc.

Viragen is an emerging biotechnology company specializing in the research, development and commercialization of natural and recombinant protein-based drugs designed to treat a broad range of viral and malignant diseases. These protein-based drugs include human natural alpha interferon, monoclonal antibodies, peptide drugs and therapeutic vaccines. Viragen’s strategy also includes the development of Avian Transgenic Technology for the large-scale, cost-effective manufacturing of its portfolio of protein-based drugs, as well as offering Contract Manufacturing for the entire biopharmaceutical industry.

Viragen is publicly traded on the American Stock Exchange (VRA). Viragen’s majority owned subsidiary, Viragen International, Inc., is publicly traded on the Over-The-Counter Bulletin Board (VGNI). Viragen’s key partners and licensors include: Roslin Institute, Memorial Sloan-Kettering Cancer Center, National Institutes of Health, Cancer Research UK, University of Nottingham (U.K.), University of Miami, America’s Blood Centers and the German Red Cross.

For more information, please visit our Web site at: www.Viragen.com

The foregoing press release contains forward-looking statements that can be identified by such terminology such as “expects”, “potential”, “suggests”, “may”, “will”, or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. In particular, management’s expectations regarding future research development results could be affected by, among other things, uncertainties relating to clinical trials and product development; availability of future financing; unexpected regulatory delays or government regulation generally; the Company’s ability to obtain or maintain patent and other proprietary intellectual property protection; and competition in general. Forward-looking statements speak only as to the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Viragen, Inc. Corporate Contacts:

Douglas Calder, Director of Communications (Media & Investor Contact)
Phone: (954) 233-8746; Fax: (954) 233-1414
E-mail: dcalder@viragen.com

Viragen, Inc.
 865 SW 78th Avenue, Suite 100, Plantation, Florida 33324 Telephone: (954) 233-8746 Fax: (954) 233-1414

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